Exhibit 99.1

Armstrong World Industries Reports

First Quarter 2016 Results

Key Highlights

•	First quarter operating income from continuing operations of $18.3 million, down 49% over the 2015 period driven by separation costs

•	First quarter adjusted EBITDA from continuing operations of $81 million, up 13% over the 2015 period

•	Reaffirms full year 2016 guidance

LANCASTER, Pa., May 9, 2016 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions, today reported first quarter 2016 results.

As previously announced, on April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc. (“AFI”), an independent, publicly-traded company. Beginning in the second quarter of 2016, AFI’s historical financial results for periods prior to April 1, 2016 will be reflected in AWI’s Consolidated Financial Statements as a discontinued operation.

First Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2016	2015	Change
Net sales	$571.8	$551.4	3.7%
Operating income	18.3	35.8	(48.9)%
Net (loss) income	(11.6)	3.8	Unfavorable
Diluted (loss) earnings per share	($0.21)	$0.07	Unfavorable

Excluding the unfavorable impact from foreign exchange of $11 million, consolidated net sales increased 5.8% compared to the prior year period driven primarily by higher volumes in the Americas across both the ceilings and flooring businesses, partially offset by lower average sales dollars per unit sold, or average unit value (“AUV”). AUV improved slightly in the ceilings business which was offset by lower AUV in the flooring business.

The decline in operating income and net income compared to the prior year period was impacted by higher separation costs, lower AUV, and higher SG&A expenses and manufacturing costs due to an increase in administrative expenses in preparation of the separation. Operating income and net income benefited from the margin impact of higher volumes, lower input costs and higher earnings from the WAVE JV.

“With the completion of the spin-off of Armstrong Flooring Inc., we begin a new chapter in our history focused on driving shareholder value by leveraging our industry leading portfolio of innovative ceiling, wall and suspension solutions to drive growth,” said Vic Grizzle, CEO. “We are laser focused on the opportunities enabled by our strong innovation pipeline and our deep customer relationships. We will grow by selling into more spaces and selling a complete suite of Armstrong products in every space, and as the industry leader we are uniquely positioned to capture these opportunities.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,		Change
	2016	2015
Adjusted operating income	$51	$44	15%
Adjusted net income	$26	$20	34%

Adjusted diluted earnings per share	$0.47	$0.35	34%
Free cash flow	($75)	($42)	(78%)

(Amounts in millions)	Three Months Ended March 31,		Change
	2016	2015
Adjusted EBITDA

Building Products	$73	$75	(3%)
Resilient Flooring	4	11	(58%)
Wood Flooring	5	1	Favorable
Unallocated Corporate	(1)	(15)	Favorable

Consolidated Adjusted EBITDA	$81	$72	13%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA improved by 15% and 13%, respectively, in the first quarter of 2016 when compared to the prior year period. The improvement in adjusted EBITDA was driven by the margin impact of higher volumes, lower input costs and higher earnings from the WAVE JV which more than offset lower AUV, and higher SG&A expenses and manufacturing costs due to an increase in administrative expenses in preparation of the separation. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods. The decrease in free cash flow was driven primarily by unfavorable working capital that was impacted by separation expenses and the timing of incentive payments.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,		Change
	2016	2015
Total segment net sales	$287.4	$292.0	(1.6)%
Operating income	$50.8	$59.8	(15.1)%

Excluding the unfavorable impact of foreign exchange of approximately $8 million, net sales increased 1% as broad based volume growth in the Americas and continued improvement in AUV globally were offset by volume declines in EMEA and the Pacific Rim. Operating income decreased driven by higher SG&A expenses and manufacturing costs due entirely to an increase in allocations for Corporate costs in preparation of the separation, and by the margin impact of unfavorable AUV, which were only partially offset by strong earnings from the WAVE JV. The margin impact of unfavorable AUV was driven by unfavorable country mix in EMEA, volume strength at the low end of the product portfolio and the one-time impact from the release of merchandising funds associated with a large retail customer. Excluding the additional corporate costs absorbed by the business, manufacturing and SG&A costs were lower versus the prior year period.

Resilient Flooring

	Three Months Ended March 31,		Change
	2016	2015
Total segment net sales	$163.9	$156.8	4.5%
Operating (loss) income	($5.4)	$5.9	Unfavorable

Excluding the unfavorable impact of foreign exchange of approximately $2 million, net sales increased 6% driven by volume growth in the Americas and continued improvement in AUV. Operating income declined driven by higher SG&A expenses, due in part to an increase in allocations for Corporate costs in preparation of the separation and higher manufacturing costs associated with the ramp up of production at the Lancaster LVT plant which more than offset the margin impact from higher volumes.

Wood Flooring

	Three Months Ended March 31,		Change
	2016	2015
Total segment net sales	$120.5	$102.6	17.4%
Operating income (loss)	$1.3	($1.2)	Favorable

Net sales increased as higher volumes more than offset lower AUV. The volume improvement primarily reflected inventory adjustments by home center customers and our recovery from engineered wood production issues experienced in the first quarter of 2015. Operating income improved due to the margin impact of higher volumes and lower input costs which were only partially offset by lower AUV and higher SG&A expenses, due in part to an increase in allocations for Corporate costs in preparation of the separation.

Corporate

Unallocated corporate expense of $28.4 million decreased from $28.7 million in the prior year. The decrease was due to the incorporation of Corporate costs to the business units in preparation of the separation, partially offset by higher separation costs of $23 million.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss first quarter 2016 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and the separation of our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2016 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With over 3,800 employees and fiscal 2015 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrongceilings.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended March 31,
	2016	2015
Net Sales	$571.8	$551.4
Costs of goods sold	440.3	421.9
Selling general and administrative expenses	104.2	103.0
Separation costs	27.1	4.3
Equity (earnings) from joint venture	(18.1)	(13.6)

Operating income	18.3	35.8

Interest expense	21.9	11.2
Other non-operating expense	0.3	1.3
Other non-operating (income)	(4.4)	(0.6)

Earnings from continuing operations before income taxes	0.5	23.9
Income tax expense	12.1	20.1

(Loss) earnings from continuing operations	($11.6)	$3.8
Gain from disposal of discontinued business, net of tax (benefit) of ($1.8) and ( $43.4)	1.7	42.8

Net (loss) earnings	($9.9)	$46.6

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	1.4	(15.3)
Derivative gain (loss)	1.6	(0.5)
Pension and postretirement adjustments	7.8	11.9

Total other comprehensive income (loss)	10.8	(3.9)

Total comprehensive income	$0.9	$42.7

(Loss) earnings per share of common stock, continuing operations
Basic	($0.21)	$0.07
Diluted	($0.21)	$0.07

Earnings per share of common stock, discontinued operations
Basic	$0.03	$0.77
Diluted	$0.03	$0.76

Net (loss) earnings per share of common stock:
Basic	($0.18)	$0.84
Diluted	($0.18)	$0.83

Average number of common shares outstanding
Basic	55.6	55.3
Diluted	55.6	55.7

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, quarterly data is unaudited)

	Three Months Ended March 31,
	2016	2015
Net Sales
Building Products	$287.4	$292.0
Resilient Flooring	163.9	156.8
Wood Flooring	120.5	102.6

Total net sales	$571.8	$551.4

Operating Income (loss)
Building Products	$50.8	$59.8
Resilient Flooring	(5.4)	5.9
Wood Flooring	1.3	(1.2)
Unallocated Corporate (expense)	(28.4)	(28.7)

Total Operating Income	$18.3	$35.8

Selected Balance Sheet Information

(amounts in millions, quarterly data is unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets	$816.0	$880.8
Property, plant and equipment, net	1,100.7	1,096.3
Other noncurrent assets	709.2	710.1

Total assets	$2,625.9	$2,687.2

Liabilities and shareholders’ equity
Current liabilities	$405.8	$436.3
Noncurrent liabilities	1,449.8	1,482.1
Equity	770.3	768.8

Total liabilities and shareholders’ equity	$2,625.9	$2,687.2

Selected Cash Flow Information

(amounts in millions, quarterly data is unaudited)

	Three Months Ended March 31,
	2016	2015
Net (loss) earnings	($9.9)	$46.6
Other adjustments to reconcile net (loss) earnings to net cash used for operating activities	38.8	(3.5)

Changes in operating assets and liabilities, net	(93.9)	(77.2)

Net cash (used for) operating activities	(65.0)	(34.1)
Net cash (used for) investing activities	(10.3)	(8.1)
Net cash (used for) provided by financing activities	(20.1)	(5.5)

Effect of exchange rate changes on cash and cash equivalents	0.4	(5.6)

Net (decrease) in cash and cash equivalents	(95.0)	(53.3)
Cash and cash equivalents, beginning of period	244.8	185.3

Cash and cash equivalents, end of period	$149.8	$132.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	$81	$72
D&A/Fx*	(30)	(28)

Operating Income, Adjusted	$51	$44
Non-cash impact of U.S. Pension	5	6
Cost reduction initiatives (income)	—	(2)
Separation expenses	27	4
Foreign exchange impact	1	—

Operating Income, Reported	$18	$36

*	Excludes any accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $30.2 million for the three months ended March 31, 2016, and $28.5 million for the three months ended March 31, 2015.

BUILDING PRODUCTS

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	$73	$75
D&A/Fx	(19)	(16)

Operating Income, Adjusted	$54	$59
Non-cash impact of U.S. Pension	3	—
Foreign exchange impact	—	(1)

Operating Income, Reported	$51	$60

RESILIENT FLOORING

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	$4	$11
D&A/Fx	(8)	(7)

Operating (Loss) Income, Adjusted	($4)	$4
Non-cash impact of U.S. Pension	2	—
Cost reduction initiatives (income)	—	(2)
Foreign exchange impact	(1)	—

Operating (Loss) Income, Reported	($5)	$6

WOOD FLOORING

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	$5	$1
D&A/Fx	(3)	(3)

Operating Income (Loss), Adjusted	$2	($2)
Foreign exchange impact	1	(1)

Operating Income (Loss), Reported	$1	($1)

UNALLOCATED CORPORATE

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	($1)	($15)
D&A/Fx	—	(2)

Operating (Loss), Adjusted	($1)	($17)
Non-cash impact of U.S. Pension	—	6
Separation expenses	27	4
Foreign exchange impact	—	2

Operating (Loss), Reported	($28)	($29)

CASH FLOW

	Three Months Ended March 31,
	2016	2015
Net cash (used for) operations	($65)	($34)
Less: net cash (used for) investing	(10)	(8)

Free Cash Flow	($75)	($42)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended March 31,
	2016		2015
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$81		$72
D&A as reported	(30)		(28)
Fx/Accelerated Deprecation	—		—

Adjusted Operating Income	$51		$44
Other non-operating (expense)*	(8)		(12)

Adjusted Earnings Before Taxes	43		32
Adjusted tax (expense) @ 39% for 2016 and 2015	(17)		(12)

Adjusted Net Earnings	$26	$0.47	$20	$0.35
Pre-tax adjustment items	(38)		(2)
Non-cash impact of U.S. Pension	(5)		(6)
Reversal of adjusted tax expense @ 39% for 2016 and 2015	17		12
Ordinary tax	—		(7)
Unbenefitted foreign losses	(5)		(9)
Tax adjustment items	(7)		(4)

Net (Loss) Earnings, Reported	($12)	($0.21)	$4	$0.07

*	Adjusted results exclude $10.7 million of interest expense recorded in the first quarter of 2016 related to the settlement of interest rate swaps incurred in connection with the company’s refinancing of its credit facility.

Source: Armstrong World Industries